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Exhibit 11

SUPERVALU INC.
Computation of Earnings per Common Share
(unaudited)


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                                                               First Quarter Ended
(In thousands, except per share amounts)                  June 16, 2001     June 17, 2000
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
Earnings per share - basic
   Income available to common shareholders                  $  59,417        $  69,965

   Weighted average shares outstanding                        132,493          131,987
   Earnings per share - basic                               $    0.45        $    0.53


Earnings per share - diluted
   Income available to common shareholders                  $  59,417        $  69,965

   Weighted average shares outstanding                        132,493          131,987
   Dilutive impact of options outstanding                          83            1,039
                                                       -------------------------------------
   Weighted average shares and potential
       dilutive shares outstanding                            132,576          133,026
   Earnings per share - dilutive                            $    0.45        $    0.53
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

Basic earnings per share is calculated using income available to common shareholders divided by the weighted average of common shares outstanding during the period. Diluted earnings per share is similar to basic earnings per share except that the weighted average of common shares outstanding is increased to include the number of additional common shares that would have been outstanding if the dilutive potential common shares, such as options, had been issued.